Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Galectin Therapeutics, Inc. (the “Company”) of our report dated March 30, 2023, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

March 30, 2023